Exhibit 99

PRESS RELEASE	For Immediate Release
Contacts:
Investment Community	Media

JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer &	Senior Vice President
Treasurer	Public Affairs
(702) 693-8877	(702) 891-7147

MGM MIRAGE SECURES ADDITIONAL LAND
ON NORTH STRIP
Strip frontage parcels adjacent to existing land holdings
create prime 78-acre tract for future development
Las Vegas, April 19, 2007 - MGM MIRAGE (NYSE: MGM) today announced that is has entered into agreements with two landowners to purchase several parcels of land located on the Las Vegas Strip, which, combined with existing holdings, will give the company a new, 78-acre site for future development.
The newly acquired real estate was purchased in two separate transactions from two separate landowners.
The company has agreed to purchase a 26-acre parcel located at the southwest corner of Las Vegas Boulevard North and Sahara Avenue from Gordon Gaming Corp. for approximately $444 million, and has separately agreed to purchase several parcels, totaling approximately eight acres, from Concord Wilshire Acquisitions for a price of approximately $131 million. Both transactions reflect a purchase price of approximately $17 million per acre. Both transactions are expected to close in May.
“This new land provides us with a much-improved position to develop our existing North Strip holdings,” said Terry Lanni, MGM MIRAGE Chairman and CEO. “These transactions secure critical Strip access, which will greatly increase the development possibilities for the 44 existing acres in our portfolio. We see this as an opportunity to not only harness the power of our portfolio, but also as a means to expand and enhance the operations of our valuable Circus Circus property for years to come.”
Both purchases include critical Strip frontage property, creating entirely new development opportunities for the company’s holdings near Sahara Avenue and the Strip. Today’s announcement adds to the position of MGM MIRAGE as the largest landholder on the Las Vegas Strip. The company now controls some 865 acres of Strip property, encompassing an incomparable 16,000 linear feet, just more than 3 miles, of Strip-front property.
“These new additions to the MGM MIRAGE real estate portfolio create many new possibilities which we believe will ultimately lead to a much greater return from under-utilized holdings adjacent to this new acreage,” said Jim Murren, MGM MIRAGE President and CFO. “We have received significant interest by third parties wishing to partner with MGM MIRAGE on Las Vegas development. We believe this property is ideally suited to exploring the opportunity to master plan with partners a major integrated resort destination.
Mr. Murren also reiterated the company’s commitment to Circus Circus and its operations.
“We are proud of our Circus Circus operation there and are excited about this opportunity to, over time, generate additional traffic to that portion of the Strip.”
MGM MIRAGE holdings on the North Strip include 44 acres located north of Circus Circus Drive, along Industrial Road, where the Circus Circus Manor and KOA Circusland RV Park are currently located. These new acquisitions give the company a contiguous 78-acre parcel, adjacent to the 24-acre Circus Circus Las Vegas site, on which to plan future development.

MGM MIRAGE     •     3600 LAS VEGAS BLVD SOUTH     •     LAS VEGAS, NV 89109      •     PH: 702.693.7120     •     FX: 702.693.8626     •      WWW.MGMMIRAGE.COM

Long-term master planning for the land will now begin, with expectations the company will identify one or more development partners with whom it will seek to further its reputation as the premiere developer in the industry.
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE     •     3600 LAS VEGAS BLVD SOUTH     •     LAS VEGAS, NV 89109      •     PH: 702.693.7120     •     FX: 702.693.8626     •      WWW.MGMMIRAGE.COM